UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2013

CENTURY CASINOS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

2860 South Circle Drive, Suite 350, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

ð	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ð	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ð	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ð	Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On June 10, 2013, Century Casinos, Inc. announced that the Company applied for a casino license at Hotel InterContinental in Vienna, Austria. In addition, on June 6, 2013 Century Casinos, Inc. subsidiary Century Casinos Europe GmbH purchased a contingent 26% share in the newly established “Century Betriebs AG”, which would own and operate the casino. The purchase price for the shares sale is 5.7 million EUR (approximately  $7.5 million USD based on the exchange rate in effect on June 5, 2013), and the purchase is contingent on the Company being granted the casino license.

A copy of the agreement is filed herewith as Exhibit 10.7.

The Company is one of at least four companies applying for the 15-year license. The Company expects the Austrian Minister of Finance to reach a decision during the fourth quarter of 2013.  There is no assurance that the Austrian Minister of Finance will grant the license to the Company.

The Company expects Century Betriebs AG to invest approximately $18 million if the casino license is granted.  Century Betriebs AG would develop the casino in the InterContinental, Vienna.  After an anticipated nine-month construction period, the casino would offer approximately 300 slot machines and 25 gaming tables on a 16,000 square feet gaming floor. Hotel InterContinental is located in the city center of Vienna.

Item 7.01 Regulation FD Disclosure.

On June 10, 2013, the Company issued a press release announcing the casino license application. A copy of the press release is furnished herewith as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.7

Share Sale Agreement by and between EK Middle Class Financing AG and Century Casinos Europe GmbH dated June 6, 2013.

99.1

Century Casinos, Inc. press release announcing the casino license application.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: June 10, 2013	By : /s/ Margaret Stapleton
Margaret Stapleton
Executive Vice President and Principal Financial/Accounting Officer